Exhibit 99.1

Ascent Assurance, Inc.

PRESS RELEASE
Source:     Ascent Assurance, Inc.

Corporate Contact:
                  Cynthia B. Koenig
                  Chief Financial Officer
                  (817) 878-3732

FOR IMMEDIATE RELEASE:
      December 31, 2003

ASCENT ASSURANCE COMPLETESRESTRUCTURING OF
PREFERRED STOCK AND NOTES HELD BY CSFB

FORT WORTH, Texas, December 31, 2003…Ascent Assurance, Inc. announced today that it has completed a restructuring of the terms of the $37.5 million in preferred stock and $15.3 million in notes held by affiliates of Credit Suisse First Boston, resulting in an extension of their maturity dates from early 2004 until March 24, 2010. Prior to the restructuring, CSFB was the Company’s largest stockholder, owning approximately 49% of the common stock outstanding and approximately 74.5% on an as-converted, fully-diluted basis. Patrick J. Mitchell, Chairman and CEO of Ascent, said “We are very pleased with the results of the transaction to extend the terms of the CSFB securities. These extensions provide the Company with the needed flexibility to continue forward with our business plan.”

As part of the restructuring, the CSFB affiliates will receive a new series of 5.5% convertible preferred stock in exchange for the shares of 10.25% convertible preferred stock currently held by them. As a result of the exchange, the CSFB affiliates will own, on an as-converted, fully-diluted basis, 93% of the outstanding common stock and the public stockholders will retain a 7% equity interest in the Company. Upon approval by Company stockholders of a Board-recommended amendment of the Company’s certificate of incorporation to authorize additional shares of common stock necessary to permit the conversion of the new convertible preferred stock in full, the new convertible preferred stock will automatically convert into the underlying common stock and no preferred stock will remain outstanding. It is expected that a meeting of stockholders will be called to approve this amendment early next year.

In addition to the extension of the maturity date of the notes currently held by the CSFB affiliates, the interest rate of the notes has been reduced from 12% to 6% per annum. Also, a $1.5 million facility fee that would have been payable upon maturity has been waived.

The seven member Board of Directors of the Company has been reconstituted, and two of its members will be required to be independent of both CSFB and management until such time as the Company no longer has any public stockholders. During this period, independent director approval will be required for transactions between CSFB or its affiliates and the Company, except that such approval will not be required for a short-form merger in which the public stockholders receive cash in exchange for their shares in an amount that reflects fair value as reasonably determined by the controlling stockholder and, if the transaction occurs prior to January 1, 2005, the price received by the public stockholders cannot be less than $.40 per share. The public stockholders would also have appraisal rights under Delaware law in connection with any short-form merger.

The restructuring of CSFB’s interests in the Company has been negotiated and approved by a Special Committee of the Board of Directors consisting exclusively of directors independent of CSFB and management. The Special Committee has received an opinion from Houlihan, Lokey, Howard & Zukin, Inc. that the restructuring transaction is fair, from a financial point of view, to the Company and the public stockholders not affiliated with CSFB.

Ascent Assurance, Inc. is an insurance holding company primarily engaged in the development, marketing, underwriting and administration of medical-surgical expense, supplemental health, life and disability insurance products to self-employed individuals and small business owners. Marketing is achieved primarily through the career agency force of its marketing subsidiary. The Company’s goal is to combine the talents of its employees and agents to market competitive and profitable insurance products and provide superior customer service in every aspect of operations. (www.ascentassurance.com)

(Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release can be found in the Company’s Form 10-K for the year ended December 31, 2002 and Form 10-Qs for the quarters ended March 31, 2003, June 30, 2003 and September 30,2003. Such factors include but are not limited to: any limitation imposed on the Company’s ability to control the impact of rising health care costs, especially prescription drugs, and rising medical service utilization rates through product and benefit design, underwriting criteria, premium rate increases, utilization management and negotiation of favorable provider contracts; the impact of changing health care trends on the Company’s ability to accurately estimate claim and settlement expense reserves; developments in health care reform and other regulatory issues, including the Health Insurance Portability and Accountability Act and increased privacy regulation, and changes in laws and regulations in key states where the Company operates; the Company’s ability to meet minimum regulatory capital requirements for its Insurance Subsidiaries; the ability of the Company to maintain adequate liquidity for its non-insurance subsidiary operations including financing of commission advances to agents; default by issuers of fixed maturity investments owned by the Company; and the loss of key management personnel.)